Exhibit 10.1

January 6, 2009

William J. Lynch, Jr.

2415 West Sunset Drive

Tampa, FL 33629

Dear Mr. Lynch:

This letter agreement (the “Agreement”) is intended to set forth our mutual understanding regarding your employment as President of barnesandnoble.com llc, a wholly-owned subsidiary of Barnes & Noble, Inc. Reference herein to the “Company” shall mean barnesandnoble.com llc and/or Barnes & Noble, Inc. Reference herein to “you” or the “Executive” shall refer to William J. Lynch, Jr.

Accordingly, we are pleased to agree as follows:

1.      Employment; Duties.  You agree to be President of barnesandnoble.com llc for the term of this Agreement. In this capacity, you shall perform such duties and have such responsibilities as are typically associated with the office of President, including such duties and responsibilities as are prescribed by the Board of Directors of Barnes & Noble, Inc. (the “Board”) consistent with the office of President of barnesandnoble.com llc. While you are the Company’s employee, you agree to devote your full business time and attention to the performance of your duties and responsibilities hereunder. You will report to Steve Riggio, the current Chief Executive Officer of Barnes & Noble, Inc., or other executive level officer of Barnes & Noble, Inc. as may be designated by the Company.

2.         Term.  (a)  Unless terminated earlier in accordance with the provisions set forth below, the initial term of this Agreement will be for a period beginning on February 2, 2009 (the “Effective Date”) and ending on the second anniversary of the Effective Date (“Initial Term”). At the expiration (but not earlier termination) of the Initial Term, and any subsequent “Renewal Term” (as defined below), the term of this Agreement shall automatically renew for additional periods of one year (each a “Renewal Term”), unless either party has given the other party written notice of non-renewal at least six months prior to the expiration date of the Initial or Renewal Term, as applicable. In the event that either party has given written notice of non-renewal, and your employment with the Company continues after the expiration of the Initial Term or any Renewal Term, such post-expiration employment shall be “at-will” and either party may terminate such employment with or without notice and for any reason or no reason.

(b)       This Agreement shall terminate upon your death and may be terminated by the Company by written notice to you following your Disability (as defined below). This Agreement may also be terminated by the Company immediately for Cause (as defined below) or upon two weeks written notice to you for any other reason. This Agreement may also be terminated by you upon written notice to the Company, for Good Reason (as defined below), and/or following a Change of Control (as defined in Section 3.9 of this Agreement, and pursuant and subject to the terms thereof).

(c)	For purposes of this Agreement:

(i)        “Cause” means (A) Executive’s engaging in intentional misconduct or gross negligence which is injurious to Company; (B) your indictment or conviction by a court of competent jurisdiction with respect to any felony or other crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants), or your entry of a plea of nolo contendere with respect to any felony involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants); (C) any gross negligence, intentional acts or intentional omissions by you, as determined by the a majority vote of the Board of Directors of Company in its reasonable discretion and judgment, that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the duties and responsibilities of your employment hereunder; (D) engaging in any act of intentional misconduct or moral turpitude, as determined by a majority vote of the Board of Directors of Company, reasonably likely to adversely affect the Company or its business; (E) abuse of or dependency on alcohol or drugs (illicit or otherwise) which adversely affects job performance; (F) willful failure or refusal by you to properly perform (as determined by the Company in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment for reasons other than Disability or authorized leave, or to properly perform or follow (as determined by the Company in its reasonable discretion and judgment) any lawful direction by the Company; or (G) breach of this Agreement or of any other duty to, written policy of, or agreement with the Company.

(ii)   “Disability” shall mean a written determination by a majority of three physicians mutually agreeable to the Company and you (or, in the event of your total physical or mental disability, your legal representative) that you are physically or mentally unable to perform your duties of President of barnesandnoble.com llc under this Agreement and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period.

(iii)       “Good Reason” shall mean (A) a reduction of more than 10% of your Annual Base Salary (as defined below) in effect as of the Effective Date; (B) a material diminution in Executive’s authority, duties, or responsibilities; (C) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report; (D) Executive’s principal office is relocated to a location outside of the New York City metropolitan area without Executive’s consent; or (E) the Company fails to make payments to you (or provide to you restricted stock) as required by this Agreement. The parties acknowledge that the foregoing definitions and any early termination by you for Good Reason shall be effective only to the extent that such definitions and such early termination satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 as amended, and the regulations and other guidance promulgated thereunder ("Code").

(iv)       You will only be deemed to terminate employment for Good Reason if (A) you provide the Company with written notice of Good Reason within a period not to exceed 90 days after the initial existence of the condition alleged to give rise to Good Reason, (B) the Company fails to remedy the condition within 30 days of such notice, and (C) your termination is within six (6) months following the initial existence of the condition alleged to give rise to Good Reason.

3.	Compensation.

3.1.      Annual Base Salary.  The Company will pay you, for all services you perform hereunder, an annual base salary of $800,000, or such higher amount as the Compensation Committee of the Board (the “Compensation Committee”) may determine, payable in accordance with the Company’s payroll schedule applicable to executive officers of the Company (“Annual Base Salary”).

3.2.      Bonus Compensation.  In addition to your above-mentioned salary, the Company will pay you bonus compensation in an amount determined in accordance with the Company’s Executive Performance Plan, as may be amended from time to time, a copy of which is attached hereto as Exhibit A and incorporated herein by reference. We agree that for the Initial Term and any Renewal Term, you shall be entitled to participate in the Executive Performance Plan. Subject to paragraph 3.5 hereof, the amount of your bonus compensation for the fiscal year ending on January 30, 2010 shall be guaranteed at 150% of your annual base salary and will be paid in accordance with the Executive Performance Plan.

3.3.      Employee Benefits.  During the Initial Term and any Renewal Term, you will be eligible to participate in and receive any benefits to which you are entitled under employee benefit plans which the Company provides for all employees.

3.4.      Expenses.  During the Initial Term and any Renewal Term, the Company will reimburse you for all expenses incurred by you in the performance of your duties and responsibilities under this Agreement, including, without limitation, entertainment and travel expenses, in accordance with the policies and procedures established by the Compensation Committee (“Eligible Expenses”). All such reimbursements not already paid in accordance with Company policy shall be paid not later than the last day of the calendar year following the calendar year in which the Eligible Expenses were incurred. The Eligible Expenses during a particular calendar year may not affect the Eligible Expenses in any other calendar year. In the event that all or a portion of any Eligible Expenses are deemed to be taxable income to you not later than the last day of the calendar year following the calendar year in which such Eligible Expenses were incurred, then the Company shall make a “gross up” payment to you such that the net reimbursement to you for such Eligible Expenses is approximately equal to the approved amount of such Eligible Expenses, except that no such “gross up” payment shall be made if all or a portion of such Eligible Expenses are deemed to be taxable income to you because all or a portion of such Eligible Expenses are, in whole or in part, unrelated to or not in furtherance of the Company’s business or your performance of the duties and responsibilities of your employment.

3.5.      Severance.  In the event of the early termination of the Initial Term or any Renewal Term of this Agreement by the Company without Cause or by you with Good Reason, the Company will pay you an amount equal to your then Annual Base Salary, less all applicable withholding and other applicable taxes and deductions (“Severance Amount”), provided that (a) you execute and deliver to the Company a release of all claims against the Company substantially in the form annexed hereto as Exhibit B (“Release”) and (b) you have not materially breached as of the date of such early termination any provisions of this Agreement and do not materially breach such provisions at any time during the period for which such payments are to be made. The Company’s obligation to make such payments will be cancelled upon the occurrence of any such material breach during the period in which such payments are to be made, you shall not receive any further severance payments under this paragraph, and you shall repay to the Company all prior severance payments under this paragraph within 30 days after demand therefore. The Severance Amount shall be paid in 12 approximately equal monthly installments, commencing upon the later of the first day of the month following the month in which early termination referred to in this paragraph occurs or the date the Release is returned. Notwithstanding anything in this paragraph to the contrary, (y) if a Release is not executed and delivered within 60 days of early termination of employment, no severance payments under this Section 3.5 shall be paid and (z) if this 60 day period spans two calendar years, any Release returned in the first calendar year shall be deemed to be returned on the first day of the second calendar year. At all times, the right to all such monthly payments made under this Section 3.5 shall be treated as the right to a series of separate payments within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event you are determined to be a "Specified Employee" as defined in Section 409A of the Code, such severance pay otherwise payable before the day that is six months following your termination of employment shall be delayed and paid on the first day of the seventh month following your termination of employment, but only to the extent necessary to prevent adverse tax consequences to you under Code Section 409A. Upon the expiration of the Initial Term or any Renewal Term of this Agreement, or upon the early termination of either such Term of this Agreement for Cause or by your death or Disability, or by your voluntary termination of your employment without Good Reason, you shall be entitled only to the payment of such installments of your Annual Base Salary that have been earned through the date of such expiration and/or early termination.

3.6.      Restricted Stock.  On the Effective Date, you shall be granted 100,000 shares of restricted stock of the Company in accordance with the Company’s 2004 Incentive Plan, vesting in four equal annual installments on the first through fourth anniversaries of the date of grant, except that no installment shall vest unless you are still employed by the Company at the time of such vesting. Notwithstanding the foregoing, all 100,000 shares shall vest immediately upon a Change of Control (as defined in and pursuant and subject to the terms of Section 3.9 of this Agreement) or upon the early termination (but not the expiration) of the Initial Term or any Renewal Term of this Agreement by the Company without Cause or by you with Good Reason.

3.7.      Signing Bonus. On the first day of the month following the month in which your employment commences, the Company will pay you a signing bonus in the gross amount of $1,000,000 (the “Signing Bonus”). In the event of the early termination of the Initial Term of this Agreement prior to the first anniversary of the Effective Date, by the Company with Cause or by you without Good Reason, you will repay the Signing Bonus to the Company, less the amount of taxes withheld from the Signing Bonus.

3.8.      Relocation. The Company will reimburse you for certain relocation expenses in accordance with the Company’s Corporate Relocation Policy, as may be amended from time to time, a copy of which is attached hereto as Exhibit C and incorporated herein by reference; provided however that, notwithstanding Section E.3.d of the Company’s Corporate Relocation Policy, if necessary, the Company will reimburse you (a) for the difference between the appraised value of your house (as determined by an independent appraiser selected by the Company) and the price at which you sell your house, up to a cap of 30% of the appraised value; and (b) for title insurance charges in connection with the sale of your house (if Executive is required to pay such charges), in an amount not to exceed $7,000.

3.9.      Change of Control Payments.   (a)   If at any time during the Initial Term and any Renewal Term of this Agreement there is a Change of Control and (i) your employment is terminated by the Company without Cause or (ii) you voluntarily terminate your employment for Good Reason, in either case within the greater of two years following the Change of Control or the remainder of the Initial Term or any Renewal Term of this Agreement, as applicable, the Company shall pay you two times your then Annual Base Salary; provided that the maximum amount payable pursuant to this Section 3.9 plus any other change of control payments shall be the maximum amount payable to the Executive without triggering an excise tax under Section 280G of the Code, or any successor provision thereto. Any reduction hereunder in the amount payable upon a Change of Control shall be made to amounts which do not constitute deferred compensation within the meaning of Code Section 409A. The amount due under this Section 3.9 shall be paid to you in one lump sum within 30 days after the date your employment terminates. The amounts payable to you under this Section 3.9 shall be in lieu of any amounts payable to you under Section 3.5 above.

(b)       As used herein, “Change of Control” shall mean the occurrence of one or more of the following events:

(i)        after the Effective Date hereof, any person, entity or “group” as identified in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”), other than you or any of your affiliates or Leonard Riggio or any of his heirs or affiliates, becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act) directly or indirectly of securities representing 40% or more of the total number of votes that may be cast for the election of directors of the Company; or

(ii)        within two years after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

(iii)       within two years after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

4.	Non-Competition and Confidential Information.

4.1.      Non-Competition.  You agree that so long as you are employed by the Company and for a period of one (1) year after the expiration or termination for any reason of your employment under this Agreement or otherwise, you will not (a) employ or retain, or induce or cause any other person or entity to employ or retain, any person who is employed or retained by the Company or any of its subsidiaries or affiliates; and (b) engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business, as defined below. For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other entity which sells or attempts to sell any products or services which are the same as or substantially similar to the products and services (i) sold by the Company or any of its subsidiaries at any time and from time to time during the last two (2) years prior to the expiration or termination for any reason of your employment under this Agreement or otherwise, or (ii) being developed by the Company or any of its subsidiaries at any time during the Initial Term or any Renewal Term of this Agreement or your employment with the Company otherwise, no matter what stage of development was achieved during such period and even if the idea was abandoned during such period.

4.2.      It is agreed and understood that Executive disclosed to Company a passive ownership interest of less than approximately 4.0% in GiftCo, Inc., which is the holding company of "gifts.com."  It agreed and understood that such passive ownership interest shall not constitute a violation of this Agreement.  Executive currently is not an employee, officer, director, independent contractor or otherwise of GiftCo, Inc. and/or gifts.com.  It is also agreed and understood that, during the Initial Term and any Renewal Term of this Agreement: (a) Executive shall not serve as an employee, officer, director, independent contractor or otherwise of GiftCo, Inc. and/or gifts.com; and (b) Executive shall have no input, no control and no involvement whatsoever in any of the operations of GiftCo, Inc. and/or gifts.com.  It is also agreed by Executive that he will liquidate his interest in GiftCo., Inc. at the earliest practicable time, and in any event no later than the month of November 2009.  Executive expressly agrees that he shall take no action to change any aspect of his passive ownership interest in Giftco, Inc. (except as to any liquidation of such interest as referenced above), and that he shall advise the Company in writing of any change in this passive ownership interest which is effected by GiftCo, Inc. or otherwise, within five (5) days from Executive’s knowledge of such change.

4.3.      Ownership of Other Securities.   Nothing in paragraph 4.1 shall be construed as denying you the right to own securities of any corporation listed on a national securities exchange or quoted in the NASDAQ System to the extent of an aggregate of 5% of the outstanding shares of such securities.

4.4.      Confidential Information. You shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information and Trade Secret Information, as defined below. You shall not, directly or indirectly, use (for your benefit or for the benefit of any other person) or disclose any Confidential Information or Trade Secret Information, for so long as it shall remain proprietary or protectable, except as may be necessary for the performance of your duties for the Company. For purposes of this Agreement,

“Confidential Information” shall mean all confidential information of the Company, regardless of the form or medium in which it is or was created, stored, reflected or preserved, information which is either developed by you (alone or with others) or to which you shall have had access during any employment with the Company. Confidential Information includes, but is not limited to, Trade Secret Information, and also includes information which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, such information is revealed to the Company. For purposes of this Agreement, “Trade Secret Information” shall mean all information, regardless of the form or medium in which it is or was created, stored, reflected or preserved, that is not commonly known by or generally available to the public and that: (a) derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secret Information may include, but is not limited to, all confidential information relating to or reflecting the Company’s research and development plans and activities; compilations of data; product plans; sales, marketing and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; current and planned incentive, recognition and rewards programs and services; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures. You understand that Confidential and/or Trade Secret Information may or may not be labeled as such, and you will treat all information which appears to be Confidential and/or Trade Secret Information as confidential unless otherwise informed or authorized by the Company. Nothing in this Agreement shall be construed to mean that Company owns any intellectual property or ideas which were conceived by you before you commenced employment with Company and which you have previously disclosed to the Company.

4.5.      Inventions. Executive shall promptly disclose and provide to the Company, any original works of authorship, designs, formulas, processes, improvements, compositions of matter, computer software programs, data, information or databases, methods, procedures or other inventions, developments or improvements of any kind that Executive conceives, originates, develops, improves, modifies and/or creates, solely or jointly with others, during the period of Executive’s employment, or as a result of such employment (collectively, “Inventions”), and whether or not any such Inventions also may be included within “Confidential Information” or “Trade Secret Information” as defined under this Agreement, or are patentable, copyrightable or protectable as trade secrets. Executive acknowledges and agrees that the Company is and shall be the exclusive owner of all rights, title and interest in and to the Inventions and, specifically without limitation, that any copyrightable works prepared by Executive within the scope of your employment are “works for hire” under the Copyright Act, that such “works for hire” are Inventions and that the Company will be considered the author and owner of such copyrightable works. In the event that any Invention is deemed not to be a “work for hire”, or in the event that Executive should, by operation of law, be deemed to be entitled to retain any rights, title or interest in and to any Invention, Executive hereby irrevocably waives all rights, title and interest and assigns to the Company, without any further consideration and regardless of any use by the Company of any such Inventions, all rights, title and interest, if any, in and to such Invention. Executive agrees that the Company, as the owner of all Inventions, has the full and complete right to prepare and create derivative works based upon the Inventions and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display, and otherwise exploit by all means now known or later developed, such Inventions and derivative works anywhere throughout the world and at any time during or after Executive’s employment hereunder or otherwise.

4.6.      Reasonableness.   You acknowledge that the foregoing limitations and obligations are reasonable and properly required by the Company and that in the event that any such limitations are found to be unreasonable and unenforceable, you will submit to such limitations and/or obligations in such form as the arbitrator shall determine.

4.7.      Return of Information. You shall promptly deliver to the Company, upon the expiration or termination for any reason of your employment under this Agreement or otherwise, or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in Executive’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information and/or Trade Secret Information.

4.8.      Severability.   If any of the restrictions in paragraph 4 should for any reason whatsoever be declared invalid, the validity or enforceability of the remainder of this Agreement will not be adversely affected thereby.

4.9.      Equitable Relief.   You acknowledge that your services to the Company are of a unique character which give them a special value to the Company. You further recognize that any violation of the restrictions in paragraph 4 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company. Accordingly, you agree that, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief to restrain any violation by you of the restrictions in paragraph 4.

5.         Indemnification.   You shall be indemnified by the Company, as an officer of the Company and its affiliates, against all actions, suits, claims, legal proceedings and the like to the fullest extent permitted by law, including advancement of expenses, partial indemnification, indemnification following the termination of this Agreement, indemnification of your estate and similar matters. All such amounts, expenses and costs paid under this Section 5 shall be paid no later than the last day of the calendar year following the calendar year in which the expenses or costs were incurred. The expenses eligible for reimbursement during a particular calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

6.	Miscellaneous.

6.1.      Entire Agreement.   This Agreement constitutes the entire agreement between you and the Company with respect to the terms and conditions of your employment by the Company and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof.

6.2.      Binding Effect; Benefits.   This Agreement shall inure to the benefit of and shall be binding upon you and the Company and our respective heirs, legal representatives, successors and assigns.

6.3.      Amendments and Waivers.   This Agreement may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement to be performed or complied with by such other party.

6.4.      Assignment.   Neither this Agreement nor any rights or obligations which either party may have by reason of this Agreement shall be assignable by either party without the prior written consent of the other party.

6.5.      Notices.   Any notice which may or must be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, postage prepaid, or reputable overnight courier, addressed to you (with a copy to Clifford A. Wolff, Esq., The Wolff Law Firm, 1401 East Broward Blvd., Suite 204, Fort Lauderdale, Florida 33301, or such other address for Clifford A. Wolff, Esq. as may be provided by time-to-time) or the Company, as the case may be, at the address set forth on the first page hereof, attention to the Vice President for Human Resources for Barnes & Noble, Inc. (with a copy to the General Counsel for Barnes & Noble, Inc.), or to such other address as you or the Company, as the case may be, may designate in writing in accordance with the provisions of this paragraph.

6.6.      Section and Other Headings.   The section and other headings contained in this Agreement are for reference purposes only and are not deemed to be a part of this Agreement or to affect the meaning and interpretation of this Agreement.

6.7.      Governing Law.   This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

6.8.      Arbitration. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by Executive relating to his employment with the Company, including any claims of discrimination or other employment-related claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any other employment-related federal, state or local law, will be submitted to arbitration before the American Arbitration Association (“AAA”) under its rules then prevailing for the type of claim in issue before one arbitrator and to be held at the AAA’s office located in the County of New York. In any arbitration hereunder, the arbitrator shall have the power to issue appropriate injunctive or other non-monetary relief, and award appropriate compensatory damages. The parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any claim, right or entitlement to punitive, exemplary, or consequential damages, or any other damages, and each relevant arbitrator is specifically divested of any power to award any damages in the nature of punitive, exemplary, or consequential damages, or any other damages of any kind or nature in excess of compensatory damages. Nothing in this arbitration provision shall preclude, and the parties expressly acknowledge that either party may seek, temporary injunctive relief from any state or federal court located within the County of New York in connection with or as supplement to an arbitration hereunder, including without limitation regarding any claim under

Section 4 of this Agreement. For purpose of any such action or proceeding, the parties each hereby specifically submit to the personal jurisdiction of any federal or state court located within the County of New York and further agree that service of process may be made within or without the State of New York by giving notice in the manner provided in Section 6.5 of this Agreement.

6.9.      Survival of Rights and Obligations.   All rights and obligations of you and the Company arising during the Initial Term and any Renewal Term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

6.10.   Code Section 409A. Notwithstanding any provision herein to the contrary, in the event that you are determined to be a Specified Employee, for purposes of any payment on termination of employment under this Agreement, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service (or, if earlier, upon your death), to the extent required to avoid any tax consequences under Code Section 409A. All provisions of this Agreement shall be interpreted in a manner consistent with Section 409A of the Code, as amended, and the regulations and other guidance promulgated thereunder. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of your participation in this Agreement under Code Section 409A or any other federal, state, or local tax law. Your tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances. You should consult a competent and independent tax advisor regarding the tax consequences of this Agreement.

6.11.   Executive’s Representations and Warranties. You hereby represent and warrant to the Company that (a) your execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound; (b) you are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, which has not been disclosed to the Company prior to the execution of this Agreement; (c) in the performance of any duties and responsibilities on behalf of the Company, you shall not divulge or use in any way any trade secrets or confidential or proprietary information which are within your possession or knowledge (if any), are owned by any other person or entity and regardless of whether or not such trade secrets or confidential or proprietary information are subject to any written agreement; and (d) upon the execution and delivery of this Agreement, it shall be a valid and binding obligation, enforceable in accordance with its terms. You hereby acknowledge and represent that you fully understand the terms and conditions contained herein.

6.12.   Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this letter.

Very truly yours,

Barnes & Noble, Inc.

By:	/s/ Michelle Smith
Vice President, Human Resources

Accepted and Agreed to:

/s/ William J. Lynch, Jr.
William J. Lynch, Jr.

Date:	January 6, 2009

2004 EXECUTIVE PERFORMANCE PLAN

EXHIBIT A

BARNES & NOBLE, INC.

2004 EXECUTIVE PERFORMANCE PLAN

BARNES & NOBLE, INC., a corporation existing under the laws of the State of Delaware (the “Company”), hereby establishes and adopts the following 2004 Executive Performance Plan (the “Plan”). Certain capitalized terms used in the Plan are defined in Article 2.

RECITALS

WHEREAS, the Company desires to encourage high levels of performance by those individuals who are key to the success of the Company, to attract new individuals who are highly motivated and who are expected to contribute to the success of the Company and to stimulate the efforts of such individuals to contribute to the continued success and growth of the Company’s business; and

WHEREAS, to attain these ends, the Company has formulated the Plan embodied herein to authorize the awarding of bonuses that are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.

NOW, THEREFORE, the Company hereby constitutes, establishes and adopts the following Plan and agrees to the following provisions:

ARTICLE I

PURPOSE OF THE PLAN

1.1.      Purposes. The purposes of the Plan are to provide personal incentive and financial rewards to senior management who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company by their ability, industry, loyalty and exceptional services. Making such senior management participants in that success will advance the interests of the Company and its stockholders and will assist the Company in attracting and retaining such senior management.

ARTICLE 2

DEFINITIONS

2.1.      “Affiliate” shall mean (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

2.2.	“Award” shall mean any amount granted to a Participant under the Plan.
2.3.	“Board” shall mean the board of directors of the Company.
2.4.	“Certification” shall have the meaning set forth in Section 4.2.

2004 EXECUTIVE PERFORMANCE PLAN

EXHIBIT A

2.5.      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.6.      “Committee” shall mean the Compensation Committee of the Board (or such other committee designated by the Compensation Committee of the Board), consisting of no fewer than two directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange.

2.7.	“Company” has the meaning set forth in the introductory paragraph of the Plan.

2.8.      “Covered Employee” shall mean any executive officer of the Company or of any Subsidiary who is, or is or is likely to be, a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

2.9.	“Eligible Participant” shall have the meaning set forth in Section 3.1.
2.10.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.11.    “Incentive Plan” shall mean the Company’s 2004 Incentive Plan, as the same may be amended, modified, supplemented, superceded or replaced from time to time, and any other equity compensation plan of the Company adopted after the date hereof.

2.12.    “Incentive Pool” shall mean 5% of the Company’s Operating Income, on a consolidated basis, for a given Performance Period.

2.13.    “Incentive Pool Allocation” shall mean the percentage of the Incentive Pool allocated to each Participant by the Committee for a given Performance Period.

2.14.	“Maximum Payment” shall have the meaning set forth in Section 4.3.

2.15.    “Named Executive Officers” shall have the meaning given to such term in Item 402(a)(3) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission, or any successor rule or regulation thereto.

2.16.    “Operating Income” shall mean the gross profit minus operating expenses of the Company and its Subsidiaries on a consolidated basis, without regard to items relating to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) changes in accounting standards required by generally accepted accounting principles, in each case as determined in accordance with generally accepted accounting principles and as reported on the Company’s consolidated statement of operations, notes to the consolidated financial statements or management’s discussion and analysis with respect to the consolidated financial statements, for the applicable Performance Period.

2004 EXECUTIVE PERFORMANCE PLAN

EXHIBIT A

2.17.    “Participant” shall mean an Eligible Participant selected by the Committee pursuant to Section 4.1 to participate in this Plan with respect to any given Performance Period.

2.18.    “Performance Period” shall mean the Company’s fiscal year or any other period during a fiscal year that the Committee, in its sole discretion, may determine.

2.19.	“Proportionate Maximum Payment” shall have the meaning set forth in Section 4.5.
2.20.	“Shares” shall mean the shares of common stock of the Company, par value $0.001 per share.

2.21.    “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, excluding any such Subsidiary whose securities are publicly traded.

ARTICLE 3

ELIGIBILITY AND ADMINISTRATION

3.1.      Eligibility. The individuals entitled to participate in the Plan shall be the Company’s Chief Executive Officer, any other Covered Employee and any other officer of the Company or any Subsidiary selected by the Committee to participate in the Plan (each, an “Eligible Participant’’).

3.2.      Administration. (a) The Plan shall be administered by the Committee. The Board may remove from, add members to, or fill vacancies on, the Committee, consistent with the qualifying criteria set forth in Section 2.6.

(b)       The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the allocation and terms of an Award and whether an Award shall be paid in cash or Shares, not inconsistent with the provisions of the Plan; (iii) determine the time when Awards will he made and the Performance Period to which they relate; (iv) establish or affirm the Incentive Pool formula in respect of Performance Periods and to certify as to the amount of the Incentive Pool in respect of Performance Periods; (v ) interpret and administer the Plan; (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (vii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

2004 EXECUTIVE PERFORMANCE PLAN

EXHIBIT A

(c)        Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company and any Participant. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(d)       To the extent not inconsistent with the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

ARTICLE 4

AWARDS

4.1.      Performance Period. Not later than 90 days after the commencement of each fiscal year of the Company, the Committee shall, in writing, designate one or more Performance Periods for such fiscal year, provided that any Performance Period of less than one year shall be designated no later than the date on which 25% of such Performance Period has lapsed, and shall (i) determine the Participants for such Performance Period(s), which shall be, except as otherwise determined by the Committee, each Eligible Participant that shall be a Named Executive Officer in the Company’s annual proxy statement following the conclusion of the applicable Performance Period(s), (ii) affirm the performance goal as the Incentive Pool for such Performance Period(s), and (iii) assign to each Participant such Participant’s Incentive Pool Allocation for such Performance Period(s), provided that no Participant’s Incentive Pool Allocation shall exceed 40% of the Incentive Pool for any Performance Period. The aggregate amount of all Awards under the Plan for any Performance Period shall not exceed 100% of the Incentive Pool for such Performance Period.

4.2.      Certification. As soon as reasonably practicable following the conclusion of each Performance Period, the Committee shall certify, in writing, the size of the Incentive Pool for each such Performance Period (the “Certification”).

4.3.      Payment of Awards. Following each Certification the Committee shall determine the maximum Award payable to each Participant (such amount, the “Maximum Payment”) based on the size of the Incentive Pool and each Participant’s Incentive Pool Allocation. The amount of the Award actually paid to a Participant shall be any amount equal to or less than the Maximum Payment payable to each such Participant (including zero), as determined by the Committee in its sole discretion. The actual amount of-the Award determined by the Committee for a Performance Period shall, subject to Section 4.4, be paid to each Participant at such time as determined by the Committee in its sole discretion following the end of the applicable Performance Period. Awards shall be paid in cash or, in the Committee’s sole discretion, in Shares obtained from any other Incentive Plan or any combination thereof. Notwithstanding anything to the contrary contained herein, the maximum aggregate value of any Award(s) to any Participant with respect to any Performance Period shall not exceed 2% of the Company’s Operating Income for such Performance Period.

4.4.      Deferral. With the prior written consent of the Committee, a Participant shall be entitled to elect to defer the payment of any Award payable to such Participant under the Plan.

2004 EXECUTIVE PERFORMANCE PLAN

EXHIBIT A

4.5.      Termination of Employment. If a Participant dies or retires, or if the Participant’s employment otherwise ceases during a Performance Period (except for termination by the Company for cause, as determined by the Committee in its sole discretion), the Maximum Payment payable to such a Participant shall be proportionately reduced based on the period of actual employment during the applicable Performance Period (such amount, the “Proportionate Maximum Payment”), and the amount of the Award actually paid to such a Participant shall be any amount equal to or less than the Proportionate Maximum Amount (including zero), as determined by the Committee in its sole discretion.

ARTICLE 5

GENERALLY APPLICABLE PROVISIONS

5.1       Amendment and Modification of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code.

5.2.      Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards.

5.3.      Tax Withholding. The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any Subsidiary shall have the right to withhold from wages. Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.4.      Right Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5.      Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.6.      Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it

2004 EXECUTIVE PERFORMANCE PLAN

EXHIBIT A

lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.7.      Construction. All references in the Plan to “Section,” “Sections,” or “Article” are intended to refer to the Section. Sections or Article, as the case may be, of the Plan. As used in the Plan, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

5.8.      Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

5.9.      Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.

5.10.    Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

5.11.    Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

EXHIBIT A

FIRST AMENDMENT TO

BARNES & NOBLE, INC.

2004 EXECUTIVE PERFORMANCE PLAN

WHEREAS, Barnes & Noble, Inc., a corporation existing under the laws of Delaware, (“Company”) established and maintains the Barnes & Noble, Inc. 2004 Executive Performance Plan (“Plan”) for the benefit of certain of its executives and employees; and

WHEREAS, the board of directors of the Company (“Board”) retained the right to amend the Plan pursuant to Section 5.1 thereof;

WHEREAS, the Board desires to amend the Plan to reflect full documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder;

NOW, THEREFORE, effective December 31, 2008, the Plan is amended as follows:

1.	The third full sentence of Section 4.3 is deleted in its entirety and replaced with the following:

“The actual amount of an Award determined by the Committee for a Performance Period shall, subject to Section 4.4, be paid to each Participant at such time as determined by the Committee in its sole discretion following the end of the applicable Performance Period, but in no event later than two and one half months following the end of the fiscal year in which the applicable Performance Period occurs.”

2.	The following is added to the end of Section 4.4:

“The Committee may, in its sole discretion, permit Awards granted under this Plan to be deferred pursuant to the terms of the Barnes & Noble, Inc. Deferred Compensation Plan, which, with limited exceptions, requires that deferral elections be made prior to the beginning of the calendar year in which the service that gives right to the amount deferred is performed.”

IN WITNESS WHEREOF, this Amendment is executed on the 18th day of December, 2008.

Barnes & Noble, Inc.

By:	/s/ Michelle Smith

EXHIBIT B

GENERAL RELEASE AND WAIVER

1.         William J. Lynch, Jr. ("Employee") hereby acknowledges and agrees that Employee’s employment with barnesandnoble.com llc (the "Company") terminated on __________, 20__ (the “Termination Date”).

2.         Employee hereby agrees that after the delivery to the Company of a signed original of this General Release and Waiver (“Release”), Employee will accept from the Company and on behalf of the Company and each Releasee (as defined herein), the payments set forth in Section 3.5 of the employment agreement dated as of _________, 200_ between Employee and the Company (such agreement referred to herein as the “Agreement” and such payments and benefits collectively referred to herein as the “Separation Benefit”). Employee acknowledges and agrees that Employee’s executing the Agreement is a condition precedent to the Company’s obligation to pay the Separation Benefit, that the Separation Benefit is adequate consideration for this Release, and that any monetary or other benefits which, prior to the execution of this Release, Employee may have earned or accrued or to which Employee may have been entitled, have been paid or such payments or benefits have been released, waived or settled by Releasor pursuant to this Release.

3.         THIS PARAGRAPH PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS YOU MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF "RELEASEE." BEFORE YOU SIGN THIS RELEASE, YOU MUST READ THIS PARAGRAPH CAREFULLY, AND MAKE SURE THAT YOU UNDERSTAND IT FULLY.

In consideration of Employee's receipt and acceptance of the Separation Benefit from the Company and on behalf of the Company and each Releasee (as defined below), Employee, on Employee’s behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns (collectively, "Releasor"), hereby irrevocably, unconditionally and generally releases the Company, Barnes & Noble, Inc., their respective current and former officers, directors, shareholders, trustees, parents, members, managers, affiliates, subsidiaries, branches, divisions, agents, attorneys and employees, and the current and former officers, directors, shareholders, agents, attorneys and employees of any such parent, affiliate, subsidiary, branch or division of the Company and Barnes & Noble, Inc. and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, "Releasee"), from or in connection with, and hereby waives and/or settles, except as may otherwise be stated herein, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, any rights and/or claims arising under any contract, express or implied, written or oral, including without limitation the employment agreement between Employee and the Company, dated January __, 2009 (“Employment Agreement”); for wrongful dismissal or termination of employment; and arising under any applicable foreign, federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Vietnam Era Veterans' Readjustment Assistance Act, as amended, the Worker Adjustment and Retraining Notification

EXHIBIT B

Act, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York and any State in which any Releasee is subject to jurisdiction, or any political subdivision or any political subdivision thereof, including without limitation, the New York State Human Rights Law, the New York State Labor Law, and the New York City Human Rights Law, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like.

4.         Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee hereby waives any right to, and agrees not to, seek reinstatement or employment of any kind with any Releasee and, without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, non-discriminatory basis for rejecting any such application or, in the event Employee obtains such employment, to terminate such employment.

5.         By executing this Release, Releasor acknowledges that (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) Employee was provided adequate time (i.e, at least twenty-one (21) days) to review this Release and to consider whether to sign the Release and (c) Employee has been advised that Employee has seven (7) days following execution to revoke the Release (“Revocation Period”). Notwithstanding anything to the contrary contained herein or in the September 2008 Letter Agreement, this Release will not be effective or enforceable, and the Separation Benefit is not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired and provided that Employee has not revoked the Release. Employee agrees that any revocation shall be made in writing and delivered to ____________, Vice President, Human Resources, Barnes&Noble.com, 76 Ninth Avenue, NY, NY 10011. Employee acknowledges that revocation of the Release will result in the Company’s not having an obligation to pay the Separation Benefit.

6.         This Release and Separation Benefit are not intended to be, shall not be construed as and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions. Employee, as and on behalf of Releasor, hereby represents and agrees that Employee shall keep confidential and not disclose orally or in writing, to any person, except as may be required by law, any and all information concerning the existence or terms of this Release and the amount of any payments made hereunder. Employee further agrees that in consideration of the Separation Benefit, and except as shall be required by law, (a) Employee shall keep confidential and not disclose orally or in writing directly or indirectly to any person (except Employee’s immediate family, attorneys and accountant), any and all information concerning any facts, claims or assertions relating or referring to any experiences of Employee or treatment Employee received by or on behalf of any Releasee through the date of this Release, and (b) Employee shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning any Releasee.

7.         (a)         Without limitation on the survival of any and all other terms of the Employment Agreement subsequent to the end of Employee’s employment, the expiration or termination of the Employment Agreement, and/or the execution and effectiveness of this Release, Employee and the Company expressly acknowledge that the terms of Sections 4 and 6 of the Employment Agreement survive and shall be in full force and effect subsequent to the end of Employee’s employment, the expiration or termination of the Employment Agreement, and/or the execution and effectiveness of this Release.

2

EXHIBIT B

(b)       If Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information (as defined in Section 4.3 of the Employment Agreement), Employee will promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company to waive compliance with the provisions of this Release. Employee will use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled to disclose the Confidential Information or else stand liable for contempt or suffer other sanction, censure or penalty, Employee will disclose only so much of the Confidential Information to the party compelling disclosure as he believes in good faith on the basis of advice of counsel is required by law and Employee shall give the Company prior notice of the Confidential Information he believes he is required to disclose.

8.         Employee represents that Employee has returned to the Company, or that Employee shall do so prior to delivery of the Separation Benefit, all property of the Company which is or has been in Employee’s possession, custody, or control, including but not limited to computers and other equipment, company credit cards, identification cards, and access cards and keys.

9.         Employee shall provide such reasonable cooperation the Company on behalf of itself or any Releasee, may request in connection with any pending or future lawsuit, arbitration, or proceeding between the Company and/or any Releasee and any third party; any pending or future regulatory or governmental inquiry or investigation concerning the Company and/or any Releasee; and any other legal, internal, or business matters of or concerning the Company and/or any Releasee. Such cooperation shall include, without limitation, meeting with and providing information the Company, any Releasee and/or its, their respective attorneys, auditors, or other representatives as reasonably requested by the Company.

10.       The covenants, representations and acknowledgments made by Employee in this Release shall survive the execution and effectiveness of this Release and the delivery of the Separation Benefit, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them. Releasees shall be excused and released from any obligation to make payment of the Separation Benefit, and Employee shall be obligated to return to the Company the Separation Benefit, in the event that the Employee is found to have made a material misstatement in any term, condition, covenant, representation or acknowledgment in this Release, or Employee is found to have committed or commits a material breach of any term, condition or covenant in this Release.

11.       This Release and the Employment Agreement constitute the sole and complete understanding and agreement between the parties with respect to the matters set forth herein and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise. No term, condition, covenant, representation or acknowledgment contained in this Release may be amended unless in a writing signed by both parties. If any section of this Release is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of the Release which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions maximum effect permitted by applicable law.

12.       With respect to any claims or disputes under or in connection with this Release or any claims releases under paragraph 3 of this Release, Employee and the Company hereby acknowledge and agree that Section 6.8 of the Employment Agreement shall govern. Employee acknowledges if there is a

3

EXHIBIT B

breach or threatened breach of the provisions of this Release, the Company will have no adequate remedy in money or damages and accordingly shall be entitled to seek equitable relief, including without limitation, injunction and specific performance; Employee hereby waives any requirements for security or posting of any bond in connection with such relief. No specification in this Release of any particular remedy shall be construed as a waiver or prohibition of any other remedies (including claims for damages) in the event of a breach or threatened breach of this Release.

13.       This Release shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of New York without regard to and excluding its choice of law rules.

14.       Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms; (b) Employee understands all of the terms of this Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely and voluntarily.

Signature:		Date:
William J. Lynch, Jr.

4

EXHIBIT C

Barnes & Noble, Inc.

Corporate Relocation Policy

March 2008

EXHIBIT C

Barnes & Noble, Inc.

Corporate Relocation Policy

PURPOSE

To provide assistance for Company initiated transfers in order to minimize the financial and emotional impact of relocating. To administer a relocation with a sense of urgency in order to enable you to be productive in a new location with minimal disruption.

SCOPE

Relocation of General Office Management; Regional Directors, District Managers and Regional Management.

STATEMENT OF POLICY

A.

The Corporate Travel & Relocation Department is responsible for the administration of the Relocation Policy. To initiate the relocation process, a Relocation Authorization Form (sample attached) must be completed and approved by your supervisor. Once the form is completed and approved, it should be faxed directly to the Corporate Travel & Relocation Department (516-338-8297). You will be informed of the provisions of this policy once the approved Relocation Authorization Form has been received.

B.	Relocation Advance Required

If a Relocation Advance is required, the employee will need to sign a Relocation Advance Request Confirmation and fax it back to the Corporate Travel & Relocation Department at (516) 338-8297 along with the completed and approved Relocation Authorization Form. The advance check will be then be cut and sent out.

Any questions regarding the Corporate Relocation Policy should be directed to the Manager of Corporate Travel & Relocation at (516) 338-8105.

Once the Relocation Expense Reports are completed and approved, they must be sent along with all receipts to the Joy Litterine, Manager, Corporate Travel & Relocation in the Westbury office. Joy will review them and forward them on to Expense Payable for processing.

NO MOVE CAN BE MADE WITHOUT THE RELOCATION

AUTHORIZATION FORM BEING APPROVED AND SUBMITTED

NO ADVANCE WILL BE GIVEN WITHOUT THE RELOCATION ADVANCE REQUEST CONFIRMATION BEING SIGNED AND SUBMITTED.

C.	PRE-MOVING EXPENSES

You and your spouse shall be permitted two (2) weekend trips to the new location to look for suitable housing or one (1) full week trip depending upon the distance at the direction of your supervisor.

EXHIBIT C

D.	EXPENSES TO BE REIMBURSED FOR RELOCATION TRAVEL

The following expenses will be reimbursed when incurred as a result of an overnight stay due to the relocation process:

1. MEALS - Reasonable actual expenses for breakfast and dinner will be reimbursed for you, your spouse and dependent children.

2. LODGING - You will be reimbursed for the expense of lodging consistent with the Company’s Business Expense Reimbursement Policy.

3. TRANSPORTATION - You and your spouse shall be reimbursed for the cost of the plane fare, or car travel at 19¢ per mile recorded due to the relocation process for the use of a personal car for travel to and from airports, house hunting trips, etc. A rental car will be provided, if necessary. You will be reimbursed for either gas (with receipts) or mileage, whichever is more, but not both.

4. MISCELLANEOUS - Expenses must be reasonable and customary, limited to those directly related to the relocation process such as telephone calls, child care, etc.

5. For further information regarding travel expense reimbursement, see the BUSINESS EXPENSE REIMBURSEMENT POLICY. A copy of this policy can be obtained by contacting the Corporate Travel & Relocation Department.

E.	SALE OF RESIDENCE

The following expenses will be reimbursed, provided the house or apartment is your principal place of residence.

1. LEASE TERMINATION - Costs of terminating a lease for living quarters at your former location are reimbursed provided you make every effort to sublet where permissible. Reimbursement is not to exceed the equivalent of two (2) months rent. A signed receipt from the landlord must be submitted with an expense report.

Note: Should any deposit money be withheld due to damages to the       property, etc., the Company will not reimburse you for any expenses attributable to those damages or negligence.

2. RENTAL COMMISSION - Fees paid to a rental agent at the new location for locating rental property are reimbursable provided they do not exceed one (1) month’s rent. An invoice or signed receipt must be obtained from the rental agent and submitted on an expense report.

3. CLOSING COSTS - Following are the closing costs that are reimbursable on the sale of your former residence when relocating at the Company’s request.

a.	Attorney’s Fees
b.	Title Search Cost - If paid by Seller
c.	Real Estate Brokerage Fee - Reimbursement at the normal rate in effect for the area, not to exceed six (6) percent of the purchase price.

d.	Loss of Sale between Appraised Value and Actual Selling Price

If necessary, the Company will reimburse you on the loss of sale of your residence up to 10% of the appraised value to bring the sale price as close to the appraised value as possible.

To establish the appraised value for the property, an independent appraisal will be conducted by a designated real estate appraiser selected by the Company.

EXHIBIT C

4. DELAY ON SALE OF RESIDENCE - In instances where the sale of the home is delayed due to circumstances beyond your control (e.g. your family can not relocate at the same time, the closing on the sale of your home is delayed, etc.), the Company will reimburse you the interest, taxes, insurance and normal maintenance paid for the former home for a period of up to three (3) months. Any extension of payment must have the written approval of your supervisor.

F.	PURCHASE OF A NEW RESIDENCE

CLOSING COSTS - The Company will reimburse the following expenses necessary for the purchase of a new home with proper documentation providing you are a current homeowner (prior to relocation):

a.	Attorney’s Fees
b.	Lending Institution’s Attorney Fees
c.	Recording Fees for Deed and Mortgage
d.	Local and State Mortgage Taxes
e.	Title Insurance
f.	Appraisal Fee (if paid by purchaser)
g.	Survey Cost
h.	Mortgage Loan Origination Fee
i.	Real Estate Transfer Taxes
G.	TEMPORARY LIVING EXPENSES

When your family cannot move at the time of the transfer, you will be reimbursed for temporary living expenses for a period of up to thirty (30) days for the following expenses:

1.	MEALS - Reasonable actual expenses for breakfast and dinner will be reimbursed for you, your spouse and dependent children.
2.	LODGING - You will be reimbursed for the expense of lodging consistent with the Company’s Business Expense Reimbursement Policy.
3.	FAMILY - When your family moves at the same time, you will be reimbursed for temporary living expenses for the family as described in this section.
4.

TRANSPORTATION - You will be reimbursed the cost of plane fare or car travel at 19¢ per mile recorded due to the relocation process for the use of a personal car. A rental car will be provided, if necessary. You will be reimbursed for either gas (with receipts) or mileage, whichever is more, but not both.

5.	RETURN TRIPS - When your family does not move at the same time, you will be reimbursed the travel costs for two (2) weekend trips to your home.
6.	For further information regarding travel expense reimbursement, see the BUSINESS EXPENSE REIMBURSEMENT POLICY. Expenses in the policy are subject to the same guidelines.

EXHIBIT C

H.	MOVEMENT OF HOUSEHOLD GOODS

1. The Corporate Travel & Relocation Department will contact you to arrange the movement of household goods. The Barnes & Noble Traffic Department will make the actual arrangements with the moving company. The Company will pay for moving expenses to include packing at origin and transportation of the household goods. Unpacking at the destination will NOT be reimbursed except for large items such as beds, mattresses, mirrors, etc.

2. The national carrier companies provide a maximum of $75,000 replacement value insurance due to damage during the move. The Company will not assume any additional liability. If you are moving any unusually large items; i.e., a boat, piano, etc., you may wish to purchase additional insurance at your own expense.

3. When necessary, storage charges for household goods for a period of up to thirty (30) days may be reimbursed, provided this charge has advance approval from your supervisor.

4. You shall be granted a reasonable amount of time off for moving with pay from date of packing to date of delivery at destination, if within five (5) working days.

5. In certain situations, (e.g. cross country moves), automobiles may be transported by an automobile carrier/moving company at the Company’s expense. Prior approval must be obtained from your supervisor.

I.	EMPLOYEE TRANSPORTATION TO NEW RESIDENCE

Should you use a personal car to transport your family to the new location, mileage will be paid at 19¢ per mile recorded due to the relocation process, plus tolls for each vehicle driven, not to exceed two (2) vehicles. You will be reimbursed for either gas (with receipts) or mileage, whichever is more, but not both.

J.	EMPLOYEE’S LIABILITY

If you resign within one (1) year of your relocation, you will be required to repay 100% of your relocation expenses to the Company.

K.	TAXES
1.

The Internal Revenue Service requires that each employee include in income, any non-deductible relocation expenses reimbursements received from the employer or paid on the employee’s behalf by the employer for the expense of moving from one residence to another. The IRS has established the rules for moving expenses and has severely limited the costs which are deductible by the employee. Some of the rules are as follows:

a.	Deductible Costs:
1.	Cost of packing and moving household goods and other personal goods, including an in-transit storage (no limit).
2.	Actual traveling expenses, including lodging, for an employee and his/her immediate family from his/her old to his/her new residence (no limit - one trip per family member only).

Note: This no longer includes the cost of meals.

EXHIBIT C

b.	In order to qualify as a deductible, the employee must also meet two tests:
1.	Distance - The new job must be at least 50 miles further from the taxpayer’s former residence than the former residence was from the former place of work.

2.	Time - During the twelve months following the move, the taxpayer must be employed full-time, by the Company, for at least 39 weeks.

2.

The IRS requires that the employer withhold income taxes for the amounts reimbursed to the employee or paid by the employer on behalf of the employee for relocation expenses, which are not deductible costs as per 1.a. above.

3.

Each year the Company will calculate the tax liability to non-deductible relocation expenses for each employee that relocated during the year. The Company will pay the additional taxes due to these non-deductible expenses on behalf of each employee. You should not incur any additional tax liability due to the relocation process.

4.	The increase can be seen by comparing your last pay stub of the year with the W-2 form you receive from the Payroll Department.
5.	Because of the complexity of the law, it is recommended that each employee who relocates at the Company’s request consult with a tax advisor to determine the extent of tax liability.

Corporate Relocation Policy